UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 7, 2011 (December 6, 2011)

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, GA	30097

(Address of principal executive offices)	(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain      Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced resignation of Bryan Hanlon, the former Controller and Principal Accounting Officer of Asbury Automotive Group, Inc. (the "Company"), on December 6, 2011, the Company's Board of Directors (the "Board") elected Michael Sawicki to serve as the Company's Controller and Principal Accounting Officer.

Michael (Mike) Sawicki, age 32, has been employed with the Company for over 9 years, focusing the majority of his efforts in the SEC reporting area while also holding key roles in financial planning and analysis, budgeting and forecasting. Since October 2008, Mr. Sawicki has served as the Company's Assistant Controller. Prior to joining the Company, Mr. Sawicki was a member of the audit group of Arthur Andersen, LLP.

Mr. Sawicki will receive salary, bonus and equity awards, and will participate in other benefit and compensation plans, at levels consistent with his seniority and scope of responsibility. The Company has not entered into or materially amended a compensatory arrangement and has not granted or materially amended an award in connection with Mr. Sawicki's appointment as Controller and Principal Accounting Officer.

Item 8.01. Other Events.

At a meeting of the Company's Board on December 6, 2011, the Board authorized the Company to repurchase up to an additional $30 million of the Company's common stock. The new stock repurchase authorization supersedes and replaces the Board's previous authorization of $45 million granted in July 2011. As such, the Company currently has a total of $47.4 million in stock repurchase authorization through December 31, 2012. Since November 2010, the Board has authorized the Company to repurchase up to an aggregate amount of $90 million of the Company's common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: December 7, 2011	By:	/s/ Scott J. Krenz
	Name:	Scott J. Krenz
	Title:	SVP and Chief Financial Officer